U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

        Filed pursuant to Section 16(a) of the Securities Exchange Act of
          1934, Section 17(a) of the Public Utility Holding Company Act
         of 1935 or Section 30(f) of the Investment Company Act of 1940

(X) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.   Name and Address of Reporting Person*

     Mears                              Marvin
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     (Last)                             (First)                        (Middle)

                  2219 East Thousand Oaks Boulevard, Suite 337
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                                    (Street)

     Thousand Oaks                    California                       91362
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     (City)                             (State)                        (Zip)


2.   Issuer Name and Ticker or Trading Symbol
     Environmental Products & Technologies Corporation (EPTC)

3.   IRS or Social Security Number of Reporting Person (Voluntary)


4.   Statement for Month/Year
     December 1998

5.   If Amendment, Date of Original (Month/Year)
     Not Applicable

6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     (X)  Director                           (X)  10% Owner
     (X)  Officer (give title below)         ( )  Other (specify below)

     President
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7.   Individual of Joint/Group Filing (Check applicable line)

     (X)  Form Filed by One Reporting Person
     ( )  Form Filed by More than One Reporting Person


* If the Form is filed by more than one Reporting Person, see Instruction 5(b) (v) NO

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                4.                               5.             Owner-
                                                                Securities Acquired (A) or       Amount of      ship      7.
                                                                Disposed of (D)                  Securities     Form:     Nature of
                                                                (Instr. 3, 4 and 5)              Beneficially   Direct    Indirect
                                    2.            3.            -------------------------------  Owned at End   (D) or    Beneficial
1.                                  Transaction   Transaction                   (A)              of Month       Indirect  Ownership
Title of Security                   Date          Code                           or              (Instr. 3      (I)       (Instr.4)
(Instr. 3)                          (mm/dd/yy)    (Instr. 8)    Amount          (D)    Price     and 4)         (Instr. 4)
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
Common                              12/31/98      J             180,000         D      $588,000  3,688,412      D
                                            (see footnote 1)
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

(1) The transaction was 36 separate gifts of 5,000 shares each given by Mr. Mears and his wife to certain friends, children, grandchildren, and other relatives. Mr. Mears and his wife disclaim beneficial ownership of any of the shares donated.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code 8    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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
Not Applicable
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

            /s/ Marvin Mears                                January 10, 1999
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      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively,   this  Form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to rule 101(b)(4) of Regulation S-T.